Exhibit 2.2

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”), dated as of January 14, 2021, is made by and among Pedal Parent, Inc., a Delaware corporation (“Parent”), GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P. GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Parallel, L.P., ProSight TPG, L.P., TPG PS 1, L.P., TPG PS 2, L.P., TPG PS 3, L.P. and TPG PS 4, L.P. (the “Stockholders” and each a “Stockholder”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below), each as in effect on the date hereof.

WHEREAS, immediately prior to the execution and delivery of this Agreement, Parent, Pedal Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and ProSight Global, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which, among other things, provides Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, each Stockholder is entering into this Agreement with respect to all of the Shares that such Stockholder owns as of the date of this Agreement, and any additional Shares that such Stockholder may hereafter acquire prior to the termination of this Agreement in accordance with its terms;

WHEREAS, the Stockholders are the beneficial owners, and have sole or shared voting power, with respect to the number of Shares set out in Annex A hereto, and together constituting approximately 76.82 % of the voting power of the outstanding shares of the Common Stock (together with any additional Shares with respect to which the Stockholders acquire (a) beneficial ownership or (b) sole or shared voting power, in either case after the date hereof and prior to the termination of this Agreement in accordance with its terms, collectively the “Subject Shares” and the amount thereof so owned or acquired by either Stockholder, its “Attributed Subject Shares”); and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement promptly following the execution of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.      Agreement to Consent and Approve.

1.1              Delivery of Written Consent. Each Stockholder agrees that, immediately following the execution and delivery of the Merger Agreement, such Stockholder will execute and deliver to the Company a joint written consent substantially in the form attached hereto as Annex B, adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger, in accordance with Delaware Law. Any such written consent shall be given in accordance with such procedures relating thereto (a) required by any relevant brokerage or other intermediary with respect to the applicable Subject Shares and (b) required by Section 228 of the DGCL.

1.2              Voting Agreement. Each Stockholder hereby agrees that, from the date of this Agreement until the termination of this Agreement in accordance with its terms (the “Covered Period”), such Stockholder shall appear (in person or by proxy) at any meeting of the Company’s stockholders, however called, and at every adjournment or postponement thereof, and cause all of its Attributed Subject Shares to be counted as present thereat for purposes of calculating a quorum and shall affirmatively vote (or cause to be voted) all of its Attributed Subject Shares in favor of, or, solely in the case of clause (a) if action is to be taken by written consent in lieu of a meeting of the Company’s Stockholders, deliver to the Company a duly executed affirmative written consent in favor of (to the extent applicable), (a) the adoption of the Merger Agreement, (b) any proposal to adjourn any meeting of the Company’s stockholders to solicit additional proxies in favor of the adoption of the Merger Agreement and the approval of the Merger if there are not sufficient votes to adopt the Merger Agreement and approve the Merger on the date on which any such Company’s Stockholders meeting is held, and (c) any other action, proposal, transaction or agreement the approval of which is included in any proxy statement soliciting proxies for the approval of the Merger; provided that such Stockholders shall have no obligation to consent to or vote in favor of any action, proposal, transaction or agreement pursuant to this clause (c) if the underlying action or transaction is not conditioned upon the occurrence of the Closing.

1.3              No Inconsistent Voting Agreements; Votes. From the date hereof until the termination of this Agreement in accordance with its terms, neither Stockholder shall enter into any tender, voting or other agreement or arrangement with any other person, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of its Attributed Subject Shares in any manner that is inconsistent with this Agreement, or take any other action with respect to its Attributed Subject Shares that would reasonably be expected to materially restrict, limit or interfere with the performance by each Stockholder of its obligations hereunder or the transactions contemplated hereby, including the approval of the adoption of the Merger Agreement. Each Stockholder agrees that, from the date hereof until the termination of this Agreement in accordance with its terms, it shall vote or cause to be voted (including by written consent) its Attributed Subject Shares against (a) the adoption or approval of (i) prior to the termination of the Merger Agreement by the Company pursuant to Section 5.3(b) and Section 7.1(f) of the Merger Agreement, any Alternative Proposal (and any transaction contemplated thereby), including any Alternative Proposal that is a Superior Proposal (which adoption or approval is in writing), and (ii) any action, omission, proposal, transaction or agreement to be taken, consummated or entered into by the Company that, if so taken, consummated or entered into by the Company would, or would reasonably be expected to, result in (A) a breach by the Company of any covenant, representation, warranty or other obligation of the Company set forth in the Merger Agreement or (B) the failure of any of the conditions to the obligations of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement set forth in Section 6.3 of the Merger Agreement and (b) any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected to, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement. For the avoidance of doubt, nothing in this Agreement shall prohibit or impede each Stockholder from voting in favor of a Superior Proposal provided that, prior to such vote, the Company has terminated the Merger Agreement pursuant to and in compliance with the terms and conditions of Section 5.3(b) and Section 7.1(f) of the Merger Agreement.

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1.4              Other Agreements.

(a)              No Solicitation or Negotiation. Each Stockholder hereby agrees that, during the Covered Period, it shall not, and shall cause its directors, officers and employees not to, and shall instruct and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information regarding an Acquisition Proposal to, any person with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist (A) an Acquisition Proposal or (B) any inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions regarding an Acquisition Proposal with any person that has made or, to the Company’s Knowledge, is considering making an Acquisition Proposal, except to notify such person as to the existence of this Agreement and the provisions of this Section 1.4, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal.

(b)              Waiver of Appraisal Rights. Unless this Agreement is terminated due to the termination of the Merger Agreement in accordance with its terms or pursuant to Section 5.1(a) hereof, in which case this clause (a) shall be void and of no effect, each Stockholder hereby irrevocably waives and agrees not to exercise any statutory rights of appraisal or rights to dissent that may accrue with respect to its Attributed Subject Shares, or that may arise, under the Merger Agreement, the DGCL or otherwise, with respect to the Merger Agreement or the Merger.

(c)              No Subsequent Limitations. Each Stockholder agrees not to enter into any agreement or commitment with any person the effect of which would violate or prevent such Stockholder from performing its obligations under this Section 1.

(d)              Notwithstanding anything in this Agreement to the contrary, in the event that the Company receives an Acquisition Proposal that the Board of Directors of the Company determines in good faith could reasonably be expected to lead to a Superior Proposal pursuant to Section 5.3(b)(i) of the Merger Agreement, the Stockholders and their directors, officers, employees and Representatives shall be entitled to engage in any discussions or negotiations that the Company is permitted to engage in pursuant to Section 5.3(b) of the Merger Agreement with a third party with respect to such Acquisition Proposal.

1.5              No Limitations on Actions; No Ownership Interest.

(a)              Notwithstanding anything to the contrary herein, Parent expressly acknowledges that the Stockholders are entering into this Agreement solely in their capacity as the beneficial owners of the Subject Shares and this Agreement shall not limit or otherwise affect (or require the Stockholders to attempt to limit or otherwise affect) the actions or fiduciary duties of the Stockholders, or any affiliate, officer, partner, trustee, beneficiary, settlor, employee or designee of the Stockholder or any of their affiliates (collectively, the “Stockholder Affiliates”) in their capacity, if applicable, as a member of the board of directors of the Company, any committee thereof or other fiduciary of the Company, and Parent shall not, and shall cause its affiliates not to, and shall use its commercially reasonable efforts to cause its other Representatives not to, assert any claim that any action taken by a Stockholder or any of the Stockholder Affiliates in its capacity, if applicable, as a member of the board of directors of the Company, any committee thereof or other fiduciary of the Company violates this Agreement.

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(b)              Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Subject Shares, except as provided herein.

Section 2.      Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

2.1              Organization. Such Stockholder has been duly formed, is validly existing and is in good standing, in each case, in the jurisdiction in which it is organized.

2.2              Subject Shares. As of the date hereof, other than such Stockholder’s Attributed Subject Shares, such Stockholder neither holds nor controls any other equity interests entitled to vote on any matter submitted to a vote of the stockholders of the Company generally. As of the date hereof, such Stockholder has sole power to vote (or cause to be voted) and to deliver (or cause to be delivered) written consents in respect of, to issue or cause to be issued instructions with respect to the matters set forth in this Agreement and to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, with respect to all of its Attributed Subject Shares. Such Stockholder beneficially owns all of its Attributed Subject Shares, free and clear of any and all claims, Liens, encumbrances or restrictions on the right to vote its Attributed Subject Shares, except as may exist by reason of this Agreement. Other than such consents as have already been obtained, no consent of any person is required for such Stockholder to execute and deliver this Agreement.

2.3              Authority Relative to this Agreement. Such Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder. The execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder have been duly and validly authorized by all necessary and appropriate action on behalf of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

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2.4              No Conflict. None of the execution, delivery or performance of this Agreement by such Stockholder will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any Law applicable to such Stockholder, except as would not reasonably be expected, either individually or in the aggregate, to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. None of the execution, delivery or performance of this Agreement by such Stockholder will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents or instruments of such Stockholder. Assuming the accuracy of the representations of Parent and Merger Sub set forth in the Merger Agreement, none of the execution, delivery or performance of this Agreement by such Stockholder will (with or without notice or lapse of time, or both), directly or indirectly, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on such Subject Shares, directly or indirectly, except as would not reasonably be expected, either individually or in the aggregate, to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

2.5              Absence of Other Voting Agreements. Except as provided in this Agreement, such Stockholder is not a party to, and its Attributed Subject Shares are not otherwise subject to, any agreement, arrangement or other understanding (a) that would constitute a breach of Section 1.1 if entered into during the Covered Period or (b) that would reasonably be expected to materially delay, impair or restrict such Stockholder’s ability to perform its obligations under this Agreement.

2.6              No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against such Stockholder or, to the knowledge of such Stockholder, any other person, or, to the knowledge of such Stockholder, threatened against such Stockholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Stockholder of its obligations under this Agreement.

Section 3.      Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

3.1              Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2              Authority Relative to this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder have been duly and validly authorized by all necessary and appropriate corporate action by Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

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3.3              No Conflict. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any Law applicable to Parent, except as could not reasonably be expected, either individually or in the aggregate, to impair the ability of Parent to perform its obligations hereunder. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the Certificate of Incorporation of Parent, dated December 18, 2020, the Bylaws of Parent, dated December 18, 2020, or the organizational or governing documents of Merger Sub. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract binding on Parent or any of its Subsidiaries, except as could not reasonably be expected, either individually or in the aggregate, to impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.4              No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against Parent or, to the knowledge of Parent, any other person, or, to the knowledge of Parent, threatened against Parent or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Parent of its obligations under this Agreement.

Section 4.      Additional Agreements.

4.1              Additional Shares. In the event of a share split, dividend or distribution, or any other change in the Shares by reason of any share split, dividend, distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any Shares, or any other acquisition of (or acquisition of control of) Shares after the date hereof, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

4.2              Transfer or Encumbrance. Other than a Permitted Transfer, during the Covered Period, neither Stockholder shall permit or allow any of its Attributed Subject Shares to be, and shall cause its Attributed Subject Shares not to be, directly or indirectly, (a) Transferred, and shall not make any offer or enter into any agreement providing for a Transfer of any of its Attributed Subject Shares and shall not commit to do, consent to, or otherwise facilitate any of the foregoing, or (b) deposited into a voting trust or become subject to a voting agreement or arrangement or a grant of a proxy or power of attorney (other than pursuant to this Agreement). Any Transfer or encumbrance or attempted Transfer or encumbrance in violation of this Agreement shall be void ab initio. No Permitted Transfer shall relieve the transferring Stockholder from its obligations under this Agreement, other than with respect to Shares transferred in accordance with the requirements for a Permitted Transfer.

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Section 5.      Termination.

5.1              This Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect upon the earliest to occur of the following:

(a)              the Expiration Time;

(b)              any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted by the Company upon the request of Parent, in each case, without the Stockholders’ prior written consent, that (i) diminishes the Merger Consideration payable with respect to Attributed Subject Shares, (ii) changes the form of Merger Consideration payable to the Stockholders, (iii) extends the Termination Date (but, for the avoidance of doubt, excluding any extension contemplated by the express terms of the Merger Agreement) or imposes any additional conditions or obligations that would reasonably be expected to prevent or materially impair the ability of the parties hereto to consummate the Merger or (iv) otherwise would reasonably be expected to materially and adversely impact the rights or obligations of the Stockholders in connection with the Merger; and

(c)              the mutual written consent of the parties hereto.

5.2              Notwithstanding Section 5.1, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for such party’s Willful Breach of any of the terms of this Agreement prior to such termination. The provisions of this Section 5.2 and Section 6 hereof shall survive the termination of this Agreement.

Section 6.      Miscellaneous.

6.1              Expenses. Subject to any other agreement among the parties hereto, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such expenses. If a formal legal proceeding is instituted by a party hereto to enforce that party's rights under this Agreement, the parties prevailing in the proceeding shall be reimbursed by the other parties for all reasonable costs incurred thereby, including but not limited to reasonable attorneys' fees.

6.2              Entire Agreement; No Third Party Beneficiaries. This Agreement (including the annexes hereto) constitutes the entire agreement, and supersedes all other agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

6.3              Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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6.4              Amendment. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by each of the parties hereto.

6.5              Waiver.

(a)              Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party hereto against whom the waiver is to be effective.

(b)              No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

6.6              Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

6.7              Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by electronic mail (provided that telephone confirmation of any electronic transmission is obtained, if applicable; and provided, further, that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent:

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

65 East 55th Street, 19th Fl

New York, New York 10022

Attention:	Glenn Miller, General Counsel, North America
Facsimile:	(917) 591-4789
Email:	glenn.miller@towerbrook.com

with a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention:	Brien Wassner

Perry J. Shwachman

John Butler

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Telephone:	(212) 839-6042

(312) 853-7061

(212) 839-8513

Email:	bwassner@sidley.com

pshwachman@sidley.com

john.butler@sidley.com

To ProSight TPG, L.P., TPG PS 1, L.P., TPG PS 2, L.P., TPG PS 3, L.P. and TPG PS 4, L.P.:

c/o TPG Partners VI, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention:	Michael Guo
Email:	mguo@tpg.com

with a copy to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111

Attention:	Jason Freedman
Email:	jason.freedman@ropesgray.com

To GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P. GS Capital Partners VI GmbH & Co. KG, and GS Capital Partners VI Parallel, L.P.:

c/o The Goldman Sachs Group, Inc.

200 West St

New York, NY 10282

Attention:	Anthony Arnold
Email:	anthony.arnold@gs.com

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention:	Christopher Machera
Email:	chris.machera@weil.com

or to such other address as any party hereto shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.

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6.8              Governing Law; Jurisdiction.

(a)              This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)              Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.8(b), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.9              Specific Enforcement.

(a)              The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party hereto agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

(b)               Each party hereto further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party hereto has an adequate remedy at law or an award of specific performance is not an appropriate remedy at law or in equity and (ii) no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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6.10            Interpretation.

(a)              Headings of the Sections and Paragraphs of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. When a reference is made in this Agreement to a Section or Paragraph, such reference shall be to a Section or Paragraph of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “through” when used in this Agreement in the context of a period of time shall mean “to and including.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(b)              If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

6.11            Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy or otherwise) to the other parties.

6.12            No Recourse. Notwithstanding any other provision of this Agreement, (a) this Agreement may be enforced only against, and any claim based upon, arising out of or related to a breach of this Agreement by either Stockholder may be made only against, such Stockholder in accordance with the terms hereof, including without limitation Section 5.2, (b) none of the Stockholder Affiliates or the Stockholders’ or Stockholder Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, general partners or limited partners, or representatives (collectively, the “Stockholder Related Parties”) shall have any liability for the performance of any obligations of such Stockholder, for any claims (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith and (c) Parent shall have no rights of recovery in respect of this Agreement against any Stockholder Related Party, whether by or through attempted piercing of the corporate veil, by or through any claim (whether in tort, contract or otherwise) by or on behalf of such Stockholder against any Stockholder Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable requirements of Law, or otherwise. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Stockholder Related Party.

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6.13            Other Stockholder Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of the Stockholders’ affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such affiliates (other than the Stockholders) or platforms to trade securities (including Shares) and syndicated bank debt and originate loans in the ordinary course of business.

6.14            Certain Definitions.

(a)              “beneficial ownership” means, with respect to any securities, the ownership of such security by any “beneficial owner” as such term is defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial owner,” “beneficially own,” “beneficially owned” and similar terms shall have a correlative meaning.

(b)              “Constructive Disposition” means, with respect to any Subject Shares, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.

(c)              “Expiration Time” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d)              “Permitted Transfer” shall mean any Transfer of Subject Shares by a Stockholder to a Stockholder Affiliate, so long as such Stockholder Affiliate, in connection with such Transfer, executes a customary joinder to this Agreement in a form reasonably acceptable to Parent pursuant to which such Stockholder Affiliate agrees to become a party to this Agreement in the same manner as the transferring Stockholder and be subject to the restrictions applicable to such Stockholder.

(e)              “Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition, tender, exchange, gift or other transfer or disposition (by operation of Law or otherwise, including, without limitation, by way of Constructive Disposition), either voluntary or involuntary, of any Subject Shares (or any securities convertible or exchangeable into Subject Shares) or interest in any Subject Shares, excluding entry into this Agreement; but in each case excluding (i) pledges and other security interest grants and (ii) any transaction that does not result in a Stockholder no longer retaining the right to direct the voting of the Subject Shares, in the case of any of the foregoing, if such transactions are with one or more counterparties that are nationally recognized reputable banking organizations and solely to the extent (A) such transactions do not have the intention or purpose of circumventing the transfer or other restrictions contained in this Agreement and (B) such transactions would not reasonably be expected to impair the ability of the applicable Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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(f)              “Willful Breach” means with respect to any representation, warranty, agreement or covenant expressly set forth in this Agreement, a knowing and intentional deliberate action or omission (including a failure to cure circumstances) where the individual taking such action (or failing to take such action) on behalf of the breaching party knows such action or omission would cause or constitute or would reasonably be expected to result in a material breach of such representation, warranty, agreement or covenant.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PEDAL PARENT, INC.:

By:	/s/ Glenn F. Miller
Name:	Glenn F. Miller
Title:	Vice President and Secretary

GS CAPITAL PARTNERS VI FUND, L.P.:
By: GSCP VI Advisors, L.L.C., its General Partner

By:	/s/ Anthony Arnold
Name:	Anthony Arnold
Title:	Vice President

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.:
By: GSCP VI Offshore Advisors, L.L.C., its General Partner

By:	/s/ Anthony Arnold
Name:	Anthony Arnold
Title:	Vice President

GS CAPITAL PARTNERS VI PARALLEL, L.P.:
By: GS Advisors VI, L.L.C., its General Partner

By:	/s/ Anthony Arnold
Name:	Anthony Arnold
Title:	Vice President

[Signature Page to Support Agreement]

GS CAPITAL PARTNERS VI GMBH & CO. KG:
By: GS Advisors VI, L.L.C., its Managing Limited Partner

By:	/s/ Anthony Arnold
Name:	Anthony Arnold
Title:	Vice President

PROSIGHT TPG, L.P.:
By: TPG Advisors VI, Inc., its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

TPG PS 1, L.P.:
By: TPG Advisors VI-AIV, Inc., its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

TPG PS 2, L.P..:
By: TPG Advisors VI-AIV, Inc., its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[Signature Page to Support Agreement]

TPG PS 3, L.P.:
By: TPG Advisors VI-AIV, Inc., its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

TPG PS 4, L.P.:
By: TPG Advisors VI-AIV, Inc., its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[Signature Page to Support Agreement]